Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Rise Oil & Gas, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457	(o)			$11,500,000	0.00011020	$1,267.30
	Equity	Warrants to be issued to the representative of the underwriters	(3) Other(4)
	Equity	Common Stock underlying warrants to be issued to the representative of the underwriters	457	(o)			$575,000	0.00011020	$63.37
Fees Previously Paid		-	-		-	-	-	-	-

		Total Offering Amounts					$12,075,000		$1,330.67
		Total Fees Previously Paid							-
		Total Fee Offsets							-
		Net Fee Due							$1,330.67

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

(2) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.

(3) No registration fee required pursuant to Rule 457(g).

(4) We have agreed to issue to the representative of the underwriters warrants to purchase shares of our Common Stock representing up to 5% of our Common Stock issued in the offering. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of our Common Stock offered hereby.